Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 (filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended) of our report dated September 22, 2021, relating to the consolidated financial statements of Concierge Technologies, Inc. and subsidiaries as of June 30, 2021 and 2020, and for the periods then ended, included in Concierge Technologies, Inc.’s Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-261522). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

BPM LLP

San Francisco, California

March 9, 2022